FOR IMMEDIATE RELEASE Nasdaq: NSIT

INSIGHT ENTERPRISES, INC.’S 2007 ANNUAL MEETING OF STOCKHOLDERS

TEMPE, Ariz. – August 29, 2007 – Insight Enterprises, Inc. (the “Company”) (NASDAQ: NSIT) has established record and meeting dates for its 2007 annual meeting of stockholders. Company stockholders of record at the close of business on Friday, September 21, 2007 will be entitled to notice of the meeting and to vote upon matters considered at the meeting. The meeting will be held on Monday, November 12, 2007, at 11:00 a.m. local time, at the Company’s corporate headquarters, 1305 W. Auto Drive, Tempe, AZ 85284.

Rule 14a-8 Stockholder Proposal Deadline
The 2007 Annual Meeting date constitutes a change of more than 30 days from the anniversary of the Company’s 2006 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the Company has set a new deadline for the receipt of stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2007 Annual Meeting. The new deadline for delivering stockholder proposals to the Company is the close of business on September 13, 2007. Such proposals should be delivered to 1305 West Auto Drive, Tempe, Arizona 85284, Attention: Corporate Secretary. The Company recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline
In accordance with the requirements for advance notice set forth in the Company’s bylaws, in order for a stockholder proposal to be submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nomination must be received by the Corporate Secretary at 1305 West Auto Drive, Tempe, Arizona 85284 by the close of business on September 13, 2007. Such proposals must comply with Section 3 of the Company’s bylaws.

About Insight Enterprises, Inc.
Insight Enterprises, Inc. is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has approximately 4,500 teammates worldwide and generated sales of $3.8 billion for its most recent fiscal year, which ended December 31, 2006.  Insight is ranked number 543 on Fortune Magazine’s 2007 ‘Fortune 1000’ list.  For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Chief Financial Officer	Chief Accounting Officer
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com